Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Paul A. Brown, M.D, Founder & Chairman	Scott Liolios or Ron Both
Stephen J. Hansbrough, President & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Record Revenues for Fourth Quarter and Fiscal Year 2007

Fourth Quarter 2007 Revenues up 20% to a Record $27.3 million;

Full Year 2007 Revenues up 15% to a Record $102.5 million;

2008 Revenues to Exceed $120 million, with 2008 EPS at $0.10 to $0.13

West Palm Beach, Fla. -- January 8, 2008 -- HearUSA (AMEX:EAR) reported record revenues for the fourth quarter and fiscal year ending December 30, 2007. For the fourth quarter, revenues reached a record $27.3 million, an increase of 2% over the previous quarter and an increase of 20% over the same period a year-ago. Approximately 12% of the year-over-year increase is attributable to hearing care center acquisitions made during the last 12 months, with 8% due to organic growth. This quarter represents the company’s fifth consecutive record quarterly increase in revenue.

Revenues for fiscal 2007 reached a record $102.5 million, an increase of 15% over fiscal 2006 record revenues. Approximately 14% of the increase is attributable to acquisitions closed during the year, with the balance due to organic growth. In 2007, the company completed 18 acquisitions representing 26 hearing care centers, with total estimated trailing 12-month revenues of more than $13.4 million.

"Achieving our 2007 guidance for both revenues and acquisitions was the cumulative result of the exemplary effort of our 600 HearUSA colleagues,” said HearUSA president and CEO, Stephen J. Hansbrough. “Based on our continued strong progress, we expect fiscal 2008 revenues to exceed $120 million, with net earnings per common share estimated to range between $0.10 and $0.13."

The company will provide further results in its complete fourth quarter/year-end press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the company's 2008 target revenues and earnings per common share. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company's acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the company's ability to maintain cost controls and limit expenses; the successful implementation of the Siemens agreement; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company's goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company's centers are located; the impact of competitive products; and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for the year ended December 31, 2006.

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